PROSPECTUS and PROSPECTUS SUPPLEMENT, each Dated April 6, 2020	PRICING SUPPLEMENT NO. 2 Dated June 1, 2020 Registration Statement No. 333-237579 Filed Pursuant to Rule 424(b)(2)

U.S. $21,550,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES H

Due 9 Months or More from Date of Issue

$450,000,000 0.700% Fixed Rate Senior Notes Due July 5, 2023

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

The dollar amount above reflects the amount of Medium-Term Notes, Series H remaining prior to this issuance, representing the $25,000,000,000 initial program amount reduced by $450,000,000 of Fixed Rate Senior Medium-Term Notes to be issued on June 4, 2020 and by $3,000,000,000 designated for issuance pursuant to the issuer’s InterNotes® program described in the prospectus supplement for such program filed with the Registration Statement No. 333-237579.

CUSIP / ISIN:	24422EVH9 / US24422EVH97

Date of Issue:	June 4, 2020

Maturity Date:	July 5, 2023

Principal Amount:	$450,000,000

Price to Public:	99.918% plus accrued interest, if any, from June 4, 2020

Interest Payment Dates:	Semi-annually on January 5 and July 5, commencing on January 5, 2021 (long first coupon) and ending on the maturity date

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	0.700% per annum

Redemption Provisions:	None

Plan of Distribution:
	Name	Principal Amount Of Notes
	Barclays Capital Inc.	$101,250,000
	Citigroup Global Markets Inc.	$101,250,000
	HSBC Securities (USA) Inc.	$101,250,000
	TD Securities (USA) LLC	$101,250,000
	BBVA Securities Inc.	$22,500,000
	SMBC Nikko Securities America, Inc.	$22,500,000
	Total	$450,000,000
	The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.768% plus accrued interest, if any, from June 4, 2020.